EXHIBIT 99.1
pressrelease

Contacts:
Media contact:	Investor contact:
Mike Jacobsen	John Kristoff
+1 330 490 3796	+1 330 490 5900
michael.jacobsen@diebold.com	john.kristoff@diebold.com
FOR IMMEDIATE RELEASE:
February 6, 2008
DIEBOLD PROVIDES 2007 REVENUE ESTIMATES; 2008 REVENUE OUTLOOK
Company to accelerate cost-reduction efforts; will reduce global workforce by approximately 800 positions
NORTH CANTON, Ohio — Diebold, Incorporated (NYSE: DBD) announced today that it has concluded its review of the impact on revenue from its change in revenue recognition method for 2006 and 2007. As a result, the company can now provide updated revenue estimates and net debt for these periods as well as an updated market outlook. In addition, the company is announcing related cost-reduction initiatives for 2008.
Change in accounting method impact on revenue
As previously announced on January 15, Diebold has been in discussions with the Office of the Chief Accountant (OCA) of the Securities and Exchange Commission (SEC) with regard to its practice of recognizing certain revenue on a “bill and hold” basis in its North America business segment. Bill and hold is when ownership of a product contractually passes to the customer and revenue is recognized by the supplier prior to delivery of the products to the customer. As a result of those discussions the company determined that its previous, long-standing method of accounting for bill and hold transactions was in error, representing a misapplication of generally accepted accounting principles. To correct for this error, Diebold announced it would discontinue the use of bill and hold as a method of revenue recognition in its North America and international businesses.
For revenue previously recognized on a bill and hold basis, the company will now recognize this revenue only upon customer acceptance of products at a customer location. Within the North America business segment, when the company is contractually responsible for installation, acceptance will be upon completion of the installation of all of the items at a job site and Diebold’s demonstration that the items are in operable condition. In those instances when the company is not contractually responsible for the installation, the company will continue to recognize revenue upon shipment of the products to a customer location.
The company estimates that the impact of this change in its revenue recognition method will result in a net revenue increase for the full years 2007 and 2006 of approximately $31 million and $27 million, respectively. These net increases in revenue generally reflect higher installation levels versus bill and hold transactions for those years. The cumulative net revenue impact from the change in Diebold’s revenue recognition method will result in a decrease of $190 million to previously reported revenue in years prior to 2006.
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PAGE 2/DIEBOLD PROVIDES REVENUE ESTIMATES
Preliminary 2007 revenue estimate/net debt position
Having estimated the impact on revenue as a result of the new revenue recognition method, the company is now able to provide revised revenue estimates for the full-year 2007 as well as its net debt position. These estimates are preliminary and actual results may differ materially. Revised revenue estimates for the full-year 2006 and 2007 include:

		2007 previous		2007 vs. 2006
	Estimated 2006 Revised	expectations	Estimated 2007 Revised	Revised Revenue	%
	Revenue	(provided 4/25/07)	Revenue	growth

Total Revenue	$2,933 million	3% — 5% growth	$2,953 million	1%
Financial self-service	$1,935 million(a)	3% — 5% growth	$2,059 million(a)	6%
Security	$767 million(b)	7% — 10% growth	$828 million(b)	8%
Election systems	$195 million	$185 — $215 million	$61 million	-69%
Brazilian lottery	$36 million	$8 — $10 million	$5 million	-87%

(a)	— Net impact of the revised revenue recognition method to Financial self-service is preliminarily estimated as an increase of approximately $22 million of revenue in 2007, and an increase of approximately $36 million of revenue in 2006.

(b)	— Net impact of the revised revenue recognition method to Security is preliminarily estimated as an increase of approximately $9 million of revenue in 2007, and a decrease of approximately $9 million of revenue in 2006.
The company’s total debt was $636.0 million at December 31, 2007, and $688.8 million at December 31, 2006. The company’s net debt* decreased $10.6 million, moving to $324.8 at December 31, 2007, from $335.4 million at December 31, 2006. In the fourth quarter of 2007, net debt* decreased by $65.2 million.
Market outlook
Management commentary
“While I am disappointed with our overall revenue growth in 2007, we faced significant challenges in all of our businesses,” said Thomas W. Swidarski, Diebold president and chief executive officer. “The significant deterioration in the election systems market in 2007, the postponement of expected Brazilian lottery revenue and accelerated weakness in traditional bank branch construction in the United States have negatively affected our expected year-over-year revenue growth and profitability mix. We also continue to face unfavorable geographic product revenue mix, as international regions continue to grow faster than the higher-margin North America market. This faster international growth comes despite increased pricing pressure in parts of Asia and Europe.”
Swidarski continued, “In addition, the deteriorating condition of the credit markets within the U.S. bank industry will likely result in reduced capital investment in branch construction — which would negatively impact our financial self-service and security businesses in 2008. We currently expect that financial self-service and security revenue in the U.S. market will be flat to down 5 percent in 2008, with revenue growth in the large, national banks being more than offset by anticipated weakness in the regional bank market. As a result of this rapidly changing environment, we are expanding the scope of our ongoing profit improvement plans and will be taking the strategic actions necessary to accelerate our cost-reduction efforts and improve our competitive standing.”
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*    See accompanying notes for non-GAAP measures.

PAGE 3/DIEBOLD PROVIDES REVENUE ESTIMATES
Strategic actions
In addition to its ongoing $100 million cost-reduction program, Diebold is targeting to reduce its global workforce by 800 full-time positions, or approximately 5 percent of its workforce. The majority of these reductions are contemplated to occur in North America, Brazil and select areas of Western Europe. In Western Europe, where country law requires, Diebold will begin consultations with local employee representatives concerning the contemplated reorganization. Some reductions began in the fourth quarter of 2007, with more than 100 positions having already been eliminated, and will continue through the balance of 2008. The company will be in a position to provide more detail on the financial impact of these actions when it is able to report earnings.
In addition, Diebold is evaluating further global manufacturing realignment in the Americas, and additional supply chain rationalization, including warehousing and storage, logistics and outsourcing of non-core activities. Further details will be provided as these actions progress.
“While these are difficult, challenging decisions, I believe they are necessary given the environment we are facing,” Swidarski said. “However, we will continue to invest in areas that are essential to our growth moving forward, such as deposit automation solutions, integrated services/outsourcing capabilities, software offerings, new security markets and IT infrastructure.”
Preliminary 2008 revenue outlook
The following statements are based on current expectations. These statements are estimates and actual results may differ materially. These statements do not include the potential impact of any future mergers, acquisitions, disposals, or other business combinations.
Expectations for the full year 2008 revenue include the following:
•	Revenue growth of 6 to 8 percent
•	Financial self-service revenue growth of 4 to 5 percent

•	Security revenue growth of 6 to 7 percent

•	Election systems revenue, including Brazil, is anticipated to be in the range of $105 million to $115 million

•	Brazilian lottery systems revenue is anticipated to be in the range of $10 million to $13 million
Financial review update
As previously announced, the company and its audit committee, in consultation with their outside advisors, have been reviewing other accounting items. After this review is completed, as soon as is practical, the company will provide financial information beyond revenue. The company now anticipates this review will be completed by the end of the first quarter or during the second quarter of 2008.
As soon as practical after the review of the other accounting items has been completed, but prior to filing its restated financial statements, Diebold will provide preliminary financial results for the second, third and fourth quarters of 2007. The company will then file the necessary restated financial statements as soon as practical. While the restated financial statements will address the issues identified in the review, the previously disclosed investigations by the SEC and U.S. Department of Justice remain ongoing and there can be no assurance that the results of these investigations will not impact previously reported financial statements.
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PAGE 4/DIEBOLD PROVIDES REVENUE ESTIMATES
Notes for Non-GAAP Measures
Net (debt) is calculated as follows (in thousands):

	December 31, 2007	September 30, 2007	June 30, 2007	March 31, 2007	December 31, 2006

Cash, cash equivalents and other investments (GAAP measure)	$311,190	$233,409	$231,459	$189,702	$353,385

Less Industrial development revenue bonds and other	(11,950)	(11,950)	(12,000)	(12,000)	(12,000)

Less Notes payable	(624,071)	(611,508)	(557,665)	(570,392)	(676,805)

Net (debt) (non-GAAP measure)	$(324,831)	$(390,049)	$(338,206)	$(392,690)	$(335,420)
The company’s management believes that given the net debt, the significant cash, cash equivalents and other investments on its balance sheet, that net cash against outstanding debt is a meaningful debt calculation.
Forward-Looking Statements
In this press release, statements that are not reported financial results or other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events and are not guarantees of future performance. These forward-looking statements relate to, among other things, the company’s revenue for the years ended December 31, 2006 and 2007, the company’s future operating performance, the completion of the company’s financial statements for the quarters ended June 30, 2007, September 30, 2007 and the year ended December 31, 2007, the completion of the company’s restated financial statements, the ongoing SEC and Department of Justice investigations and the completion of the company’s internal review. The use of the words “will,” “believes,” “anticipates,” “expects,” “intends” and similar expressions is intended to identify forward-looking statements that have been made and may in the future be made by or on behalf of the company.
Although the company believes that these forward-looking statements are based upon reasonable assumptions, these forward-looking statements involve risks, uncertainties and other factors that may cause actual results to differ materially from those expressed in or implied by the forward-looking statements. The company is not obligated to update forward-looking statements, whether as a result of new information, future events or otherwise.
Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Some of the risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in or implied by the forward-looking statements include, but are not limited to:
•	the finalization of the impact on the company’s financial statements of its change in its revenue recognition practices for its North America business segment and any other business segment;

•	the results of the SEC and Department of Justice investigations and the company’s review;

•	the completion of the company’s financial statements for the quarters ended June 30, 2007, September 30, 2007 and the year ended December 31, 2007, and the completion of the restatement of the company’s financial statements;

•	competitive pressures, including pricing pressures and technological developments;

•	changes in the company’s relationships with customers, suppliers, distributors and/or partners in its business ventures;

•	changes in political, economic or other factors such as currency exchange rates, inflation rates, recessionary or expansive trends, taxes and regulations and laws affecting the worldwide business in each of the company’s operations, including Brazil, where a significant portion of the company’s revenue is derived;
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PAGE 5/DIEBOLD PROVIDES REVENUE ESTIMATES
•	acceptance of the company’s product and technology introductions in the marketplace;

•	unanticipated litigation, claims or assessments;

•	the timely completion of the company’s new manufacturing operation for financial self-service terminals and related components in the Eastern European region;

•	costs and benefits associated with the company’s workforce reductions, including any restructuring charges;

•	costs and benefits associated with the closure of the company’s Cassis production facility, including the timing of related restructuring charges and any tax benefits associated with such charges;

•	the completion of the company’s implementation of its ERP system and other IT-related functions;

•	the company’s ability to reduce costs and expenses and improve internal operating efficiencies, including the optimization of the company’s manufacturing capacity;

•	the company’s ability to successfully implement measures to improve pricing;

•	variations in consumer demand for financial self-service technologies, products and services;

•	challenges raised about reliability and security of the company’s election systems products, including the risk that such products will not be certified for use or will be decertified;

•	changes in laws regarding the company’s election systems products and services;

•	potential security violations to the company’s information technology systems;

•	the company’s ability to successfully execute its strategy related to the election systems business; and

•	the company’s ability to achieve benefits from its cost-reduction initiatives and other strategic changes.
About Diebold
Diebold, Incorporated is a global leader in providing integrated self-service delivery and security systems and services. Diebold employs more than 17,000 associates with representation in nearly 90 countries worldwide and is headquartered in Canton, Ohio, USA. Diebold reported revenue of $2.9 billion in 2006 and is publicly traded on the New York Stock Exchange under the symbol ‘DBD.’ For more information, visit the company’s Web site at www.diebold.com.
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